Exhibit 99.1

News > Smith-Midland > Financial > 2014 Results
March 31, 2015
SMC Announces Financial Results for the Year Ended December 31, 2014
MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) announced that the company reported total revenue of $22.5 million for 2014 as compared to $27.7 million for 2013, a decrease of $5.2 million, or 19%. The pre-tax loss for 2014 was $1,302,839 compared to pre-tax income$1,082,502 for 2013, or a decrease of $2,385,341. The Company had a net loss of $804,839 for 2014, as compared to net income of $691,502 in 2013, a decrease of $1,496,341. The basic and diluted loss per share was $0.16 for 2014 while basic and diluted earnings per share were $0.14 for 2013.

The Company reported fourth quarter revenues of $4.4 million for 2014 as compared to $7.8 million for 2013, a decrease of $3.4 million, or 44%. The pre-tax loss for the fourth quarter of 2014 was $998,770 as compared to pre-tax income of $491,437 for 2013. The Company had a net loss for the fourth quarter of 2014 of $618,774 as compared to net income of $293,184 for 2013.

Rodney Smith, Chairman and CEO said “As I reported to you, our stockholders, through my press release of November 18, 2014, ‘we continue to believe that 2015 will be the year we break out of the ‘Great Recession’. We base this projection on recent large orders and commitments received from our customers totaling approximately $6.9 million over the past 30 days.’”

Mr. Smith added “I am pleased to report that the actual large orders signed during that period through today are now $12.8 million. These orders are in addition to approximately $6.4 million of our day-to-day standard products sales (buildings, barrier etc.) during that same period. Together these orders total $19.2 million. Orders of this size should enable the Company to show a profit during the second quarter of 2015 and on into2016. Depending on the order size and the complexity of the product, there is a 30 to 90 day period from receipt of orders to the production floor. Our standard day-to-day products can often begin production within days of the receipt of a signed order.

“In other areas of the Company, after a nationwide search, Mr. Amit Tilak has been appointed Chief Engineer for Smith Midland. Mr. Smith noted, ‘We also made critical hires in the areas of Quality Control and Safety. All of these hires are successful individuals with proven backgrounds that have been instrumental in improving our overall product quality programs.’

“Ashley Smith, President and COO and Mark Loscudo, VP of Operations, continue to lead and improve our Lean Processes and Procedures including Standard Work instructions and improved metrics for monitoring our production goals on a daily, weekly and monthly basis. Our Lean effort is helping to reduce costs and add value for our customers as well as our shareholders. To assist in our efforts to meet our Lean goals, we have contracted with a former Toyota production manager, Mr. Russ Scaffede, to help better define where our Lean efforts should be focused and to increase the pace of our Lean process developments.

“According to our industry peers, the Smith-Midland New Product Development team is one of the best and most successful in the Precast Concrete Industry. We are continuing our Product Development with new and improved versions of Slenderwall to meet new energy codes, ASHRAE and IECC, and Non-Bolted J-J Hooks Highway Safety Barrier for bridges and highway widening cuts. Our New Product Development includes a highway crash cushion that incorporates the Smith-Midland Softsound technology. We also have separate Product Improvement Meetings (PIM) that are held on a monthly basis which include detailed progress achieved between meetings.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company’s Form 10-K.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com